EXHIBIT 21.1

Subsidiaries of the Registrant

Name	State of Organization
Torchlight Energy, Inc.	Nevada
Torchlight Energy Operating, LLC	Texas
Hudspeth Oil Corporation	Texas
Line Drive Energy, LLC	Texas
Warwink Properties LLC	Texas